UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Advisory Board Company

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2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

April 28, 2016

Dear fellow stockholders:

On behalf of the Board of Directors and management, I invite you to attend the 2016 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, N.W., Washington, D.C. 20037, on June 7, 2016, at 10:00 a.m., local time.

At the meeting, you will be asked to elect as directors the nine nominees named in the accompanying proxy statement, to ratify the selection of the company’s independent registered public accounting firm for the company’s fiscal year ending December 31, 2016, and to approve, by an advisory vote, the company’s named executive officer compensation as described in the proxy statement. These matters are discussed in detail in the proxy statement.

In addition to the specific matters to be acted upon, there will be a report on our company’s performance and an opportunity for stockholders to ask questions of general interest.

Your vote is important. Please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing, and returning the enclosed proxy or voting instruction card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2016

The 2016 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at the company’s corporate headquarters at 2445 M Street, N.W., Washington, D.C. 20037, on June 7, 2016, at 10:00 a.m., local time. At the meeting we will ask stockholders to act on the following three proposals, which are described in the accompanying proxy statement:

1.	To elect to the Board of Directors the nine nominees named in the proxy statement, each to serve for a term expiring at the company’s 2017 annual meeting of stockholders or upon the election and qualification of a successor

2.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the company’s fiscal year ending December 31, 2016

3.	By an advisory vote, to approve the company’s named executive officer compensation as described in the proxy statement

In addition, stockholders will consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 15, 2016, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Your broker or bank will not be permitted to vote on your behalf on the election of directors or the advisory vote on named executive officer compensation unless you provide specific direction by following the instructions provided to you in your voting instruction card. For your vote to be counted, you will need to communicate your voting decision to your broker or bank before the date of the annual meeting.

All stockholders are cordially invited to attend this meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting.

By Order of the Board of Directors,

Evan R. Farber
Chief Legal Officer and Corporate Secretary

Washington, D.C.

April 28, 2016

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

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2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on June 7, 2016

This proxy statement and our annual report to stockholders for the year ended December 31, 2015 are available at https://materials.proxyvote.com/00762W.

Proxy Solicitation

This proxy statement contains information related to the solicitation of proxies by our Board of Directors for use at our 2016 Annual Meeting of Stockholders to be held at our principal executive offices at 2445 M Street, N.W., Washington, D.C. 20037, on June 7, 2016, at 10:00 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company,” “we,” “us,” “our,” and similar terms refer to The Advisory Board Company.

Electronic Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission, we are furnishing proxy materials to many of our stockholders on the Internet, rather than mailing paper copies of the materials to each stockholder.

On or about April 28, 2016, we mailed to our stockholders as of April 15, 2016, which is our record date for the annual meeting, a Notice of Internet Availability of Proxy Materials, referred to as the “Notice,” containing instructions on how to access and review the proxy materials, including the proxy statement and our 2015 annual report to stockholders, on the Internet. The Notice also instructs stockholders on how to access their voting instruction form/proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.

Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Whether you hold shares through a broker, bank, or other nominee (in “street name”), as of the record date, you may request paper copies of the 2016 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Voting, Voting Procedure, and Revocability of Proxies

Record Date.    Only holders of record of our common stock at the close of business on April 15, 2016, which is the record date for the annual meeting, will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the record date, we had 40,893,011 shares of common stock outstanding and entitled to receive notice of and to vote at the annual meeting.

Quorum.    Holders of our common stock are entitled to one vote for each share of common stock they held on the record date. If a majority of the shares issued and outstanding on the record date and entitled to vote at the annual meeting are present at the annual meeting, either in person or by proxy, we will have a quorum for the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder also will be counted as present in determining whether we have a quorum, even if the record holder indicates that it does not have discretionary authority to vote the shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

Stockholders of Record; Beneficial Owners of Shares.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice or, for some beneficial owners, a full set of the proxy materials has been forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct the broker, bank, or other nominee that holds your shares on how to vote the shares. If you do not provide your nominee with voting instructions, your shares may constitute broker non-votes. Brokers and other nominees may vote on ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2016 without receiving voting instructions from the beneficial owners whose shares they hold, but may not vote on any other proposal unless they receive voting instructions for that purpose from the beneficial owners.

Voting Procedure.    You may vote your shares, or direct your broker, bank, or other nominee that holds your shares to vote your shares, as follows:

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On the Internet:    You may submit your proxy or voting instructions on the Internet 24 hours a day and up until 11:59 p.m., Eastern time, on June 6, 2016 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or your proxy or voting instruction card available when you access the web page. If you hold your shares in street name, your broker, bank, or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the Internet.

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By Telephone:    If you are a beneficial stockholder, you may submit your proxy or voting instructions by telephone by calling the toll-free telephone number found on your proxy voting instruction card or in your Internet instructions, 24 hours a day and up until 11:59 p.m., Eastern time, on June 6, 2016, and following the prerecorded instructions. Please have your proxy or voting instruction card or Notice and instructions provided on the Internet available when you call. If you hold your shares in street name, your broker, bank, or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

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By Mail:    If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. Your proxy or voting instruction card must be received by June 6, 2016. If you hold your shares in street name, your broker, bank, or other nominee may provide additional instructions to you regarding voting your shares by mail.

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In Person at the Annual Meeting:    You may vote your shares in person at the annual meeting even if you have previously submitted a proxy. If you are a beneficial owner of shares, you may vote your shares at the meeting only if you have obtained a signed proxy from the record holder of your shares giving you the right to vote the shares.

Please see the Notice, your proxy or voting instruction card or the information your broker, bank or other nominee provided to you for more information on your voting options.

Revocability of Proxies.    If you are a stockholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the revocation to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary;

•	making timely delivery of later-dated voting instructions or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy or voting instruction card; or

•	voting by ballot at the annual meeting, although attendance at the meeting by itself will not revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other nominee.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

Vote Required

If a quorum is present at the annual meeting, election of the nine nominees to the Board of Directors in accordance with Proposal 1 will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In the election of directors, votes may be cast “for” or withheld with respect to any or all nominees. Votes to “withhold” and broker non-votes will not affect the outcome of the vote on this proposal.

If a quorum is present at the annual meeting, ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2016 in accordance with Proposal 2 will require the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting on this proposal will not affect the outcome of the vote on the proposal.

If a quorum is present at the annual meeting, approval, by an advisory vote, of the company’s named executive officer compensation as described in this proxy statement in accordance with Proposal 3 will require the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting on this proposal and broker non-votes will not affect the outcome of the vote on the proposal.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote:

•	FOR the election of each nominee to the Board of Directors

•	FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2016

•	In an advisory vote, FOR approval of the company’s named executive officer compensation as described in this proxy statement

If you submit a properly signed proxy but do not indicate voting instructions for a particular proposal, your shares will be voted FOR that proposal.

Admittance to Annual Meeting

All stockholders of the company are invited to attend the annual meeting. If you plan to attend, you will be asked to present a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. In addition, if you are the beneficial owner of shares held in street name, you will need to bring proof that you were the beneficial owner of those shares as of the record date, such as a legal proxy from the record holder of your shares or a copy of a bank or brokerage statement. The purpose of this requirement is to help us verify that you are a stockholder of the company entitled to attend the meeting.

Proxy Solicitation Costs

We are soliciting proxies and will pay the costs of solicitation. We will reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of the Notice or proxy materials to beneficial owners of our shares. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed a total of $20,000. Our officers, directors, and employees, who will not receive any compensation for their services, may solicit proxies by telephone, facsimile, e-mail, and personal solicitation.

Change in Fiscal Year

In November 2014, we elected to change our fiscal year-end from March 31 to December 31. Our 2015 fiscal year was the twelve months ended on December 31, 2015. Our most recently-completed fiscal period before fiscal 2015 was a nine-month transition period that began on April 1, 2014 and ended on December 31, 2014. We refer to that period as the “2014 transition period.”

Annual Report to Stockholders and Other Information

Our Annual Report on Form 10-K for fiscal 2015, or “2015 Form 10-K,” filed with the Securities and Exchange Commission serves as our 2015 annual report to stockholders. The annual report to stockholders does not constitute proxy soliciting material.

A copy of the 2015 Form 10-K will be furnished without charge, without exhibits, to stockholders of record or beneficial owners of our common stock as of April 15, 2016, upon request to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The Form 10-K is also available through our website at www.advisory.com on the “Investor Relations” page.

Important Notice Regarding Delivery of Stockholder Documents

Stockholders, including beneficial owners of our common stock, who do not participate in electronic delivery of proxy materials and share the last name and address will be sent only one copy of this proxy statement and one copy of our annual report to stockholders, unless they have notified the broker, bank, or other nominee that holds their shares that they wish to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs.

If any stockholder received a householding mailing this year and would like to receive separate copies of this proxy statement and our annual report, we will deliver the copies promptly upon request if the beneficial owner writes to us at The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or calls us at (202) 266-5600.

If any beneficial owners wish to discontinue householding for future proxy solicitations and receive separate copies of the proxy statement and annual report, they should so notify the broker, bank, or other nominee that holds their shares.

If any beneficial owners received multiple copies of this proxy statement and our annual report and would prefer to receive a single copy of each in the future, they should so notify the broker, bank, or other nominee that holds their shares.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our annual meeting materials, one from each brokerage firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, the Board of Directors has nominated all nine of our current directors for re-election to the Board at the annual meeting.

Election of the nine nominees to the Board of Directors will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes may be cast “for” or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy or voting instructions and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board of Directors does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board of Directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected.

Under the company’s certificate of incorporation and bylaws, the number of directors that will constitute the whole Board of Directors will be determined by a resolution of the Board. Our Board of Directors currently has nine members.

Director Nominees

The following table presents information as of April 1, 2016 concerning the company’s nominees for election to the Board of Directors. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until the nominee’s earlier death, resignation, or removal.

Name of Director Nominee	Age	Principal Occupation	Director Since
Robert W. Musslewhite	46	Chairman of the Board and Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	50	Chief Executive Officer, Hunch Analytics, LLC	2009
David L. Felsenthal	45	President, The Advisory Board Company	2013
Peter J. Grua	62	Partner, HLM Venture Partners	2007
Nancy Killefer	62	Director Emeritus, McKinsey & Company	2013
Kelt Kindick	61	Advisory Partner, Bain & Company	2001
Mark R. Neaman	65	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	57	Director, Vistage International, Inc.	2004
LeAnne M. Zumwalt	57	Group Vice President, DaVita Healthcare Partners Inc.	2001

Set forth below is biographical information about each of the director nominees. In addition, we have described the experience, qualifications, attributes, and skills of each director the Board of Directors considered in determining that such director should serve on the Board.

Robert W. Musslewhite has served as a member of our Board of Directors since May 2008 and was named Chairman of the Board in April 2013. Mr. Musslewhite became our Chief Executive Officer in September 2008.

Mr. Musslewhite joined the company in 2003, initially serving in executive roles in strategic planning and new product development. He was named Executive Vice President and general manager in charge of software-based programs in 2007, and was appointed Chief Executive Officer the following year. Before joining us, Mr. Musslewhite was an Associate Principal in the Washington, D.C., Amsterdam, and Dallas offices of McKinsey & Company, an international management consulting firm, where he served a range of clients across the consumer products and other industries and was a co-leader of McKinsey’s Pricing Center. Mr. Musslewhite received an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School. The Board selected Mr. Musslewhite because of his extensive knowledge and experience in all aspects of the company’s business, his 13 years of leadership experience with the company, including in his current roles as Chairman of the Board and Chief Executive Officer, and his six years of experience in the consulting and information services fields prior to joining the company.

Sanju K. Bansal has served as a member of our Board of Directors since November 2009. Mr. Bansal has served as Chief Executive Officer of Hunch Analytics, LLC, a data analytics company, since November 2013. Prior to founding Hunch Analytics, Mr. Bansal served in various executive leadership positions with MicroStrategy Incorporated, a worldwide provider of business intelligence software, from 1990 to 2013. He held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012, and served as a member of MicroStrategy’s board of directors from 1997 to 2013. Mr. Bansal served as Vice Chairman of the MicroStrategy board of directors from November 2000 to November 2013. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal is currently a director of Cvent, Inc., which is listed on the New York Stock Exchange. Mr. Bansal received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. The Board selected Mr. Bansal because of his strong background in consulting and information and systems technology, each of which is important to understanding and overseeing our operations and offerings, his leadership experience as a senior executive of a public company, his 19 years of corporate governance experience as a member of a public company board of directors, and his extensive knowledge of relevant technologies.

David L. Felsenthal has served as a member of our Board of Directors since April 2013. Mr. Felsenthal first joined us in 1992 and became our President in September 2008. During his tenure with the company, he has served in a number of research, product development, and executive roles, including as Chief Financial Officer, Secretary, and Treasurer from April 2001 through February 2006, Executive Vice President from February 2006 through December 2006, and Chief Operating Officer from January 2007 to September 2008. From September 1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated health care technology company, eHospital Inc. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the chief executive officer and chief financial officer of Vivra Specialty Partners, a private health care services and technology firm. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University. The Board selected Mr. Felsenthal because of his understanding of the company’s business, his 15 years of experience in senior leadership roles with the company, including as our former Chief Financial Officer and Chief Operating Officer and as our current President, and his extensive knowledge of health care businesses.

Peter J. Grua has served as a member of our Board of Directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm, where his investment activities focus on health services, medical technologies, and health care information technologies. Before joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Previously, he was a research analyst at William Blair Company, an investment banking firm, and a strategy consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University. The Board selected Mr. Grua because of his extensive knowledge of health care and consulting businesses, each of which is important to understanding and overseeing our operations and offerings, and his perspective and insights in assessing and valuing business initiatives relevant to our operations and markets, gained by ten years of experience as a research analyst and strategy consultant and 24 years of experience as a public market investor and health care venture capitalist.

Nancy Killefer has served as a member of our Board of Directors since September 2013. She served as a Director at McKinsey & Company, an international management consulting firm, from 1992 through August 2013. Ms. Killefer is currently a Director Emeritus at McKinsey & Company. She joined McKinsey & Company in 1979 and served in a number of leadership roles, including as a member of the firm’s governing board. She led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey & Company’s Washington, D.C. office. From 1997 through 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of the Treasury. In 2000, she returned to McKinsey & Company to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer is currently a director of Avon Products, Inc. and Computer Sciences Corporation, each of which is listed on the New York Stock Exchange. Ms. Killefer received a B.A. degree from Vassar College and an M.B.A. from the MIT Sloan School of Management. The Board selected Ms. Killefer because of her long-standing service in numerous important leadership capacities with a leading management consulting firm, where she developed extensive knowledge with respect to strategy, marketing, and organizational effectiveness and efficiency issues.

Kelt Kindick has served as a member of our Board of Directors since November 2001, and was named Lead Director in November 2004. Between January 2009 until his retirement in December 2012, Mr. Kindick served as Chief Financial Officer at Bain & Company, a management consulting firm. Mr. Kindick is currently serving as Advisory Partner for Bain & Company. He joined Bain & Company in 1980, was elected a partner of the firm in 1986, and served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is a director of WPX Energy, Inc., which is listed on the New York Stock Exchange. Mr. Kindick received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School. The Board selected Mr. Kindick because of his long-standing service as a partner at a leading management consulting firm where he developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience gained as a Chief Financial Officer of a professional services firm and of a state government.

Mark R. Neaman has served as a member of our Board of Directors since November 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, an integrated provider of health care services. NorthShore also is an academic affiliate of The University of Chicago Pritzker School of Medicine, where Mr. Neaman holds an academic appointment as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University. The Board selected Mr. Neaman because of his 24 years of leadership experience as Chief Executive Officer of a nationally recognized health care system and his knowledge of current issues facing the industry, future health care trends, and potential new product concepts, all of which are important to understanding and overseeing our operations and offerings, and his operational knowledge and experience in managing a growth enterprise.

Leon D. Shapiro has served as a member of our Board of Directors since November 2004. From April 2013 to February 2016, Mr. Shapiro served as Chief Executive Officer of Vistage International, Inc., a for-profit membership organization for chief executive officers, other executives, and business owners. Since December 2012, he has served on Vistage International, Inc.’s Board of Directors. From September 2011 to December 2012, Mr. Shapiro served as a strategic advisor and consultant to private equity, research, and software firms. From May 2011 to August 2011, Mr. Shapiro served as Executive Vice President of Client Relations for LogicSource, a sourcing solutions firm. Between 2007 and March 2011, Mr. Shapiro served as Senior Vice President, Strategy and Operations at Warner Music Group Corp. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail market research. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., a provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. He received his bachelor’s degree in economics and political science from the Hebrew

University of Jerusalem in Israel. The Board selected Mr. Shapiro because of his leadership and operational experience as a senior executive of several public and private companies, including his many years of experience at a leading research and information services provider and a leading membership organization for chief executive officers, executives, and business owners, where he developed new products, managed renewals and sales, and led corporate strategy formulation, all of which are relevant to and synergistic with our business model.

LeAnne M. Zumwalt has served as a member of our Board of Directors since November 2001. Ms. Zumwalt has served as a Vice President of DaVita Healthcare Partners Inc. (formerly known as DaVita, Inc.), a publicly-held provider of dialysis services, since 2000 and was promoted to Group Vice President in 2011. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a private health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly-held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Before joining Vivra Incorporated, Ms. Zumwalt was associated with Ernst & Young LLP, an international accounting firm, for ten years. Ms. Zumwalt received a B.S. degree from Pacific Union College. The Board selected Ms. Zumwalt because of her strong experience in health care and technology, each of which is important to understanding and overseeing our operations and offerings, her nine years of financial experience as a Vice President and a Chief Financial Officer and ten years of accounting experience as a public accountant, her knowledge of financial operations, and her experience with investor relations at two public health care services companies.

The Board of Directors unanimously recommends a vote FOR

the election of each of the nine director nominees to the Board of Directors

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and the audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending December 31, 2016. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take the vote into consideration in determining whether to retain Ernst & Young LLP and whether to engage the firm in future years, but may continue to retain Ernst & Young LLP. If the appointment is ratified by stockholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the company and its stockholders.

Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Fees

The following table sets forth the aggregate fees billed to us by Ernst & Young, LLP for the fiscal year ended December 31, 2015 and the nine months ended December 31, 2014, which constituted the 2014 transition period:

	Year Ended December 31, 2015	Nine Months Ended December 31, 2014

Audit Fees	$3,082,055	$1,380,727
Audit-Related Fees	45,279	40,000
Tax Fees	165,946	75,200
All Other Fees	—	—

Total	$3,293,280	$1,495,927

Audit Fees.    Audit fees were for professional services rendered for the audit of the company’s annual financial statements and the audit of the company’s effectiveness of internal control over financial reporting for fiscal 2015 and the nine months ended December 31, 2014, for reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for the quarterly periods in fiscal 2015 and the nine months ended December 31, 2014, and for accounting consultations for fiscal 2015 and the nine months ended December 31, 2014. The increase in audit fees in fiscal 2015 was primarily attributable to services related to Royall Acquisition Co., or “Royall,” both at the time of our acquisition of Royall in January 2015 and during subsequent audit periods.

Audit-Related Fees.    Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for fiscal 2015 and the nine months ended December 31, 2014, exclusive of the fees disclosed as Audit Fees above. For fiscal 2015 and the nine months ended December 31, 2014, audit-related fees included fees for a benefit plan audit.

Tax Fees.    Tax fees were for services related to tax compliance and advisory services rendered during fiscal 2015 and the nine months ended December 31, 2014.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.    Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and an opinion on our internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.    The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our independent registered public accounting firm and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.    The Audit Committee may pre-approve specified other services to be provided by our independent registered public accounting firm that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.    The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit services, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other members, as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.    The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.    All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent

registered public accounting firm for the fiscal year ending December 31, 2016

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for the financial statements, and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of this charter is available on the company’s website at www.advisory.com. The Audit Committee is composed solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended December 31, 2015 (the “Audited Financial Statements”) and the results of management’s assessment of the effectiveness of internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from company management and the company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements and related schedule and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed by the company with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair

Nancy Killefer

Kelt Kindick

Mark R. Neaman

PROPOSAL NO. 3

ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, we are seeking an advisory vote on the compensation of the company’s named executive officers as described in the section of this proxy statement titled “Compensation Discussion and Analysis.” This vote, known as “say on pay,” gives you the opportunity to share your views about the compensation we pay to the executive officers identified in the 2015 Summary Compensation Table presented in the Executive Compensation section of this proxy statement.

We are asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the company’s shareholders APPROVE, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

We strongly urge stockholders to review our entire Compensation Discussion and Analysis, starting on page 20. Below is a summary of our outreach to stockholders since our 2015 annual meeting and the actions we have taken to respond to questions and views expressed by stockholders about executive pay:

1.	We engaged in an extensive stockholder outreach program.

As a result of last year’s say-on-pay vote, and in an effort to increase communication related to our executive compensation program, we expanded our existing stockholder outreach process to include a formal outreach plan that we will execute on an annual basis. Following our 2015 annual meeting, we developed and engaged in an extensive outreach program that focused on our largest 30 stockholders, which collectively hold approximately 78% of our total outstanding shares. Our conversations included a discussion of our financial performance, growth strategy, executive compensation philosophy and program, and our 2014 supplemental long-term incentive plan. We solicited feedback and commentary on our executive compensation program.

2.	We responded to stockholder questions and views about executive compensation.

Although our stockholders were generally supportive of our growth strategy and our overall executive compensation philosophy, a few common themes for enhancement of our executive compensation program emerged from the outreach process. We addressed stockholder views in our 2016 compensation program design by:

•	Changing the mix of our short-term incentive plans so that a higher percentage of the annual incentive award will be paid out upon the achievement of quantitative goals

•	Adopting performance-based vesting (for 2016, stock price attainment) for a portion of our annual equity grant

•

Undertaking an evaluation over the course of 2016, for potential implementation in 2017, of additional performance metrics for our executive compensation plans to reduce the emphasis on contract value growth

•	Revising the Compensation Discussion and Analysis to make it more transparent and easier to understand

You may vote for or against this proposal or abstain from voting on the proposal. This “say on pay” vote is advisory and is therefore not binding on the company, the Compensation Committee, or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and, to the extent that there is any significant vote against approval of the named executive officer compensation as disclosed in this proxy statement, will consider our stockholders’ concerns and will evaluate whether any actions should be taken to address those concerns.

The Board of Directors unanimously recommends a vote FOR

approval of the company’s compensation of its named

executive officers as described in this proxy statement

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

We apply the director independence standards of the NASDAQ marketplace rules in determining the independence of our Board members. Under the marketplace rules, a director will qualify as an “independent director” only if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a disqualifying relationship with us of the type described in the marketplace rules. The Board has determined that each of the following seven of our nine current directors is independent under the foregoing standards: Mr. Bansal; Mr. Grua; Ms. Killefer; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt.

In assessing Mr. Kindick’s independence, the Board considered that his daughter is an employee of the company, but that she earns in the aggregate less than $120,000 and is compensated and evaluated consistent with other similarly situated employees. In assessing Mr. Neaman’s independence, the Board considered that NorthShore University HealthSystem, of which Mr. Neaman serves as President and Chief Executive Officer, is a member of several of our membership programs, but that the fees paid by NorthShore University HealthSystem to the company accounted for less than 1% of the company’s total revenue for fiscal 2015 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Ms. Zumwalt’s independence, the Board considered that DaVita Healthcare Partners Inc., of which Ms. Zumwalt serves as Group Vice President, is a member of one of our membership programs, but that the fees paid by DaVita Healthcare Partners Inc. to the company accounted for less than 1% of the company’s total revenue for fiscal 2015 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business.

Board of Directors Meetings and Committees

During fiscal 2015, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the period for which they served.

During fiscal 2015, the Board of Directors met eleven times. The Board of Directors meets in regularly scheduled executive sessions at least two times per year and met seven times in executive session during this period. These sessions, which were attended only by the Board’s independent directors, were chaired by Mr. Kindick, our independent Lead Director.

We do not have a policy on director attendance at our annual meetings of stockholders. One of our directors attended our 2015 annual meeting of stockholders.

The Board’s standing committees include the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter is available for review on our website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Audit Committee.    The members of our Audit Committee are Ms. Zumwalt, Ms. Killefer, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, in addition to its other responsibilities:

•	is directly responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews our internal controls with our independent registered public accounting firm and management;

•	reviews the adequacy of our accounting and financial controls as reported by management and our independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets additional independence criteria applicable to audit committee members under Rule 10A-3 under the Securities Exchange Act of 1934, or “Exchange Act.” The Board of Directors has determined that all of the company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met ten times during fiscal 2015.

Governance Committee.    The members of our Governance Committee are Mr. Kindick, Mr. Bansal, and Ms. Killefer. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, in addition to its other responsibilities:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding executive officer promotion and succession;

•	annually evaluates and reports to the Board of Directors on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board of Directors a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board of Directors individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met once during fiscal 2015.

Compensation Committee.    The members of our Compensation Committee are Messrs. Grua, Kindick, Neaman, and Shapiro. Mr. Grua serves as chair of the Compensation Committee. The Compensation Committee, in addition to its other responsibilities:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and any directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met six times during fiscal 2015.

Subject to applicable legal requirements, the Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in fiscal 2015.

During fiscal 2015, the Compensation Committee retained the services of Pearl Meyer, an independent compensation consultant, to provide the Compensation Committee with compensation data, analysis, and advice. Pearl Meyer reports to the Compensation Committee, which has the sole authority to retain, oversee, and terminate Pearl Meyer and to approve the firm’s fees and other retention terms. The Compensation Committee assessed the independence of Pearl Meyer and Towers Watson (our previous consultant for a portion of fiscal 2015) and determined that none of the services performed by either organization for 2015 raised any conflict of interest. Pearl Meyer does not perform any services for the company other than the services performed for the Compensation Committee.

Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee independently discusses and determines his compensation.

Board Leadership Structure

The company’s bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The company believes that the decision whether to separate or combine the offices of Chairman of the Board and Chief Executive Officer should be based upon the Board’s determination of what is in the best interests of the company and its stockholders, in light of then-current and anticipated future circumstances and taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. The Board reviews the structure of Board and company leadership as part of the succession planning process.

In April 2013, the Board of Directors appointed Mr. Musslewhite, who has served as a director since May 2008 and as Chief Executive Officer since September 2008, to the position of the Chairman of the Board, thereby combining the roles of Chief Executive Officer and Chairman. Mr. Kindick continues to serve as our independent Lead Director. As independent Lead Director, Mr. Kindick’s responsibilities include:

•	chairing executive sessions of the Board of Directors and the Governance Committee;

•	calling special executive sessions, including at the request of the independent directors;

•	presiding at meetings of the Board of Directors in the absence of the Chairman and the Chief Executive Officer;

•	consulting on meeting agendas and scheduling matters;

•	acting as a liaison between the Chairman and the independent directors; and

•	performing such other duties as the independent directors may determine from time to time.

The Board of Directors believes that its current leadership structure, which combines the roles of Chief Executive Officer and Chairman while providing for an independent Lead Director is appropriate at this time. Combining the roles of Chief Executive Officer and Chairman promotes unified leadership and direction for the Board and the executive management team, and allows for a single, clear focus for the chain of command to execute the company’s strategic initiatives and business plans. Simultaneously providing for a strong, independent Lead Director promotes effective oversight of our executive management team by an independent Board. The Board believes that the strength of its independent directors and the retention of an independent Lead Director each mitigate the risk of any potential conflicts that might result from combining the roles of Chief Executive Officer and Chairman.

The Board recognizes that, depending on the specific circumstances of the company, other leadership structures also might be appropriate. A Board leadership structure separating the roles of Chairman of the Board and Chief Executive Officer has served the company and its stockholders well previously and may serve them well again in the future.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the company’s risk management policies. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors periodically engages in discussions of the most significant risks facing the company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the company and from the Audit Committee and the Compensation Committee as part of their regular reporting processes. The Audit Committee is responsible for the oversight of risk policies and processes relating to the company’s financial statements and financial reporting processes. The Audit Committee also reviews with management and our independent registered public accounting firm the company’s policies and procedures with respect to risk assessment and risk management. The Compensation Committee monitors the risks associated with compensation plans, including the effect compensation plans may have on risk decisions.

Members of the senior management of the company (including our Chief Financial Officer and General Counsel) report directly to our Chief Executive Officer, providing him with information concerning the company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the Audit Committee, and the Compensation Committee and the company’s senior management enables the Board to oversee effectively the company’s risk management processes.

Compensation Committee Interlocks and Insider Participation

Messrs. Grua, Kindick, Neaman, and Shapiro served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and none of them has been an officer or employee of the company at any time, nor did any of them have a relationship requiring disclosure by the company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our Compensation Committee.

Consideration of Director Candidates

Stockholder Nominations.    The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information evidencing their own stock ownership to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as other director candidates.

Under our bylaws, a stockholder wishing to bring any director nomination before an annual meeting of stockholders must comply with specific notice requirements. For our next annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than February 8, 2017 or later than March 9, 2017. To be in proper form, the stockholder’s notice must set forth the following information:

•

as to each person whom the stockholder proposes to nominate for election or re-election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director;

•	the name and address of such stockholder, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the stockholder or the beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or (2) otherwise to solicit proxies from stockholders in support of such nomination.

Evaluation of Director Candidates.    The Governance Committee identifies potential director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any time during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with significant and varied experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board does not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees that as a group can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities.

Non-Employee Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets the compensation of our non-employee directors under the company’s stock incentive plan and such other arrangements as are deemed to be appropriate. Employee directors do not receive any compensation for their service on the Board.

For each fiscal year, non-employee directors are paid an annual cash retainer of $50,000, and chairs of our Board committees receive an additional annual cash retainer of $15,000. Annual cash retainers are paid at the completion of the fiscal year. Additionally, for each year of their Board service, which extends from their election at an annual meeting of stockholders until the end of the elected term at the subsequent annual meeting of stockholders, non-employee directors are granted an annual award of restricted stock units, or “RSUs,” with a grant date value of approximately $150,000; the Lead Director also receives an additional RSU award with a grant date value of $40,000 as compensation for his additional responsibilities.

For their Board service in fiscal 2015, non-employee directors were paid a cash retainer of $50,000, and chairs of our committees received an additional cash retainer of $15,000. For their Board service from the 2015 annual meeting of stockholders in June 2015 until the 2016 annual meeting of stockholders in June 2016, the non-employee directors were granted in June 2015 an annual award of RSUs, with a grant date value of $150,000, except that Mr. Kindick was granted RSUs with a grant date value of $190,000 because of his additional responsibilities as Lead Director. The RSUs awarded in June 2015 will vest in full on June 22, 2016.

The following table sets forth the compensation of our non-employee directors for fiscal 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Sanju K. Bansal (2)	$50,000	$150,000	$200,000
Peter J. Grua (2)(3)	80,000	150,000	230,000
Nancy Killefer (2)	50,000	150,000	200,000
Kelt Kindick (2)	65,000	190,000	255,000
Mark R. Neaman (2)	50,000	150,000	200,000
Leon D. Shapiro (2)	50,000	150,000	200,000
LeAnne M. Zumwalt (2)	65,000	150,000	215,000

(1)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of RSUs awarded for fiscal 2015. The grant date fair value of the annual RSU awards was $53.63 per share, and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant. At December 31, 2015, the number of unvested RSUs held by our non-employee directors was as follows: Mr. Bansal: 2,797; Mr. Grua: 2,797; Ms. Killefer: 4,563; Mr. Kindick: 3,543; Mr. Neaman: 2,797; Mr. Shapiro: 2,797; and Ms. Zumwalt: 2,797.

(2)	A total of 11,253 shares were subject to stock options held by Ms. Killefer at December 31, 2015. None of our other non-employee directors held any stock options at December 31, 2015.

(3)	Mr. Grua’s $80,000 fee includes his annual retainer of $50,000 for his service on the Board, $15,000 for his service as chair of the Compensation Committee, and $15,000 for his service as chair of our Investment Committee.

For future periods, annual cash retainers for non-employee directors will be paid upon the completion of their annual Board service, while annual RSU awards will be granted at the beginning of each director’s annual Board service term, or immediately upon the director’s election at the annual meeting of stockholders, and will vest in full after one year, or at the end of the director’s elected term of service.

Equity Compensation Plan Information

The table below provides information about our equity compensation plans at December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	3,919,350	$44.99	5,483,747
Equity compensation plans not approved by stockholders	1,077,730	$49.92	0

Total	4,997,080	$46.27	5,483,747

Column (c) above includes 4,016,277 shares of common stock remaining available for future issuance under our 2009 incentive plan at December 31, 2015 and 1,467,470 shares of common stock remaining available for future issuance under our employee stock purchase plan at December 31, 2015.

As permitted under the NASDAQ Marketplace Rules, The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees, which was established on January 9, 2015 in connection with our acquisition of Royall on that date, has not been approved by stockholders. We established the inducement plan to provide for inducement grants of equity awards to certain continuing Royall employees to attract and retain their services following the acquisition. In connection with the closing of the acquisition, inducement awards were made to approximately 60 continuing employees of Royall, and consisted of performance-based stock options to purchase an aggregate of 1,751,000 shares of common stock, and performance-based restricted stock units for an aggregate of 145,867 shares of common stock. Stock options granted under the inducement plan have an exercise price equal to the closing price of company common stock on the NASDAQ Global Select Market on January 9, 2015. The stock options have a seven-year term and are eligible to vest, if performance-based vesting criteria are satisfied, in installments commencing in January 2017 and ending in January 2020. The restricted stock units are also eligible to vest in installments commencing in January 2017 and ending in January 2020, subject to satisfaction of performance-based vesting criteria. The vesting criteria in both cases are based on performance of the Royall programs and services. As of April 15, 2016, awards for a total of 887,494 shares remained outstanding.

Transactions with Related Persons

The Audit Committee, pursuant to its written charter, is charged with the responsibility for reviewing, approving, or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. SEC rules define such transactions as any transaction since the beginning of our last fiscal year or any proposed transaction involving the company with a value of over $120,000 and in which one of our executive officers, directors, or greater than five percent stockholders (or a member of the immediate family of any of the foregoing persons) has a material direct or indirect interest. The Audit Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented.

The spouse of Cormac Miller, one of our named executive officers, has been an employee of the company since 1999. She currently serves as an executive director in the sales and marketing function of the company, and received a base salary of approximately $195,000 for fiscal 2015. In addition to her base salary, Mr. Miller’s spouse is entitled to incentive payments based on her sales and other performance. She received total incentive payments of approximately $118,000 for fiscal 2015 and was awarded RSUs with a grant date fair value of approximately $80,000 on April 10, 2015 consistent with her role and performance.

Corporate Governance Principles

The company has adopted Corporate Governance Principles to assist it in the exercise of its duties in the best interests of the company and its stockholders. The adoption of these principles is consistent with the Board’s commitment to uphold the highest standards of conduct by the Board and the company’s management in the discharge of their duties. The Corporate Governance Principles are available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page. To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers under, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate the director or directors to whom you wish to direct your communication.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the designated member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the designated member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for fiscal 2015.

THE COMPENSATION COMMITTEE

Peter J. Grua, Chair

Kelt Kindick

Mark Neaman

Leon D. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

In the Executive Summary, you will learn about our:

•	Stockholder outreach and other responses to our 2015 say-on-pay vote

•	2015 business climate and results

•	Compensation elements and our focus on pay for performance

•	Compensation design for our named executive officers, or “NEOs”

•	2015 actual compensation and realizable pay for our Chief Executive Officer, or “CEO”

•	2015 compensation decisions for our NEOs

•	Changes to our executive compensation program for 2016

•	Satisfaction of our burn rate commitment under our equity incentive plans

Our Executive Compensation section reviews our:

•	2015 Summary Compensation Table

•	Grants of plan-based awards, outstanding equity, option exercises, and other compensation tables

•	Employment agreements and arrangements

•	Potential payments upon termination of employment or change of control

EXECUTIVE SUMMARY

Stockholder Outreach and Response to 2015 Say-on-Pay Vote

At our annual “say on pay” vote in 2015, we provided our stockholders the opportunity to approve or vote against the compensation of our named executive officers for calendar year 2014. Approximately 61% of the votes cast were for approval of our NEO compensation, which was lower than the 79% of the votes received at our 2014 annual meeting in favor of NEO compensation for the prior year. We are committed to ensuring that all of our executive compensation programs are aligned with performance and stockholder interests, and strongly desire that our stockholders understand the role of company performance in determining executive compensation.

Following our 2015 annual meeting, at the direction and with the involvement of our Compensation Committee, we developed and engaged in an extensive outreach program that focused on our largest 30 stockholders, which collectively hold approximately 78% of our total outstanding shares. Our conversations included a discussion of our financial performance, growth strategy, executive compensation philosophy and program, and our 2014 supplemental long-term incentive plan, or “2014 LTIP.” We solicited stockholder feedback and commentary on our executive compensation program. A summary of stockholder feedback and Company responses is summarized in the table below.

What we heard.…	How we responded.…
Stockholders did not understand our 2014 supplemental long-term incentive plan.	In our outreach meetings, we provided additional detail about our 2014 supplemental long-term incentive plan, which was tied to ambitious vesting thresholds for both growth in contract value and stock price ($75, $90, and $105 per share) in order to drive transformational growth.

Stockholders prefer smaller annual performance-based grants rather than large one-time grants.	We took steps to incorporate a performance vesting condition for our NEOs as a part of the regular annual equity grant. For 2016, a portion of the annual equity grant will vest only if the company achieves stock price appreciation of 25% to 40% or greater. The Compensation Committee expects to review the appropriateness of the performance metric annually for subsequent equity awards.

Contract value, although important, is overemphasized in our executive compensation plans. Stockholders would prefer to see more of a mix of compensation elements that better demonstrates alignment of NEO compensation with stock performance.	The Compensation Committee is working closely with its executive compensation consultant to choose one or more additional performance metrics to be used in our short-term and/or long-term incentive plans.

We need to be more transparent in our communications about compensation.	We engaged in stockholder outreach to communicate about our compensation plans, and changed the format of the Compensation Discussion and Analysis to disclose more clearly in this proxy statement the relationship between our executive pay and business performance.

Consider tying a greater percentage of executive short-term incentive payouts to quantitative metrics.	For 2016, we are changing our executive incentive plans to provide for a mix of a 70% weighting of quantitative metrics and a 30% weighting of qualitative metrics (which are business goals that vary by executive) from the current 60%/40% weighting.

2015 Business Climate and Results

We strive to align business results with executive officer compensation, and design all compensation plans to meet that objective. We set ambitious goals for fiscal 2015, which was the 2015 calendar year. For 2015, our business results were as follows:

•	We reported revenue of $781 million, representing growth of 36% over the prior year, exceeding our target of $780 million

•	We achieved contract value[1] growth of 26%

[1]	Contract value is the aggregate annualized revenue attributable to all agreements in effect at a particular date, and contract value growth represents the year-over-year growth in the annualized value of fully executed contracts.

•	We reported $171 million in adjusted EBIDTA[2] against a target of $170 million

•	We renewed member contracts at a rate of 93%, which was the highest renewal rate in our history

Elements of Compensation and Pay for Performance

Our goal is to build a powerful and enduring company that continues the results we have shown over the past seven calendar years. To achieve that goal, it is important that our executive compensation program serves to attract and retain highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values. Our executive compensation program is designed to reward our leadership team for delivering results and building sustainable long-term value for our stockholders by:

•

tying a significant amount of executive compensation to the achievement of annual financial and strategic goals that the Compensation Committee believes will drive long-term stock price appreciation; and

•

balancing the focus on short-term and longer-term business performance through an appropriate mix of compensation vehicles (including annual cash-based incentives and both time-based and performance-based equity awards) tied to the achievement of company and individual goals.

[2]	Adjusted EBITDA is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” and therefore is considered a “non-GAAP financial measure” under SEC rules. We use non-GAAP financial measures to supplement the financial information presented on a GAAP basis. We define “adjusted EBITDA” as net (loss) income attributable to common stockholders as calculated in accordance with GAAP before adjustments for the items set forth in Appendix A to this proxy statement, which presents a reconciliation of adjusted EBITDA to net (loss) income.

Our executive compensation program encompasses base salary, cash incentives, and equity incentives. These three elements together constitute Total Direct Compensation, or “TDC.” The Compensation Committee uses a combination of quantitative metrics and time horizons in our incentive programs to align executive pay with company performance.

Contract value growth is a central measurement of our company’s performance. We operate under a membership-based model and generally have contracts in place for a high percentage of our total revenues over the next 12 to 36 months. Contract value is the aggregate annualized revenue attributable to all agreements in effect at a particular date, and contract value growth represents the year-over-year growth in the annualized value of fully executed contracts. Growth in contract value is a key indicator of financial performance as it is a direct reflection of the company’s renewal rates on existing contracts and sales of new memberships and is highly correlated with future accrual revenue growth.

Our contract value growth for 2015 was 26%. During any year the Compensation Committee may exclude the impact of acquisitions that skew contract growth results relative to when performance goals were set, and the committee chose to do so for 2015. When excluding our acquisition of Royall that was completed in 2015, the contract value growth for 2015 was 8%, which fell below target. This was the result the Compensation Committee used to evaluate our 2015 organic performance relative to our goals and to approve payment of annual cash incentives to our NEOs for 2015.

Our 2015 NEO compensation was calibrated to actual performance, as lower performance against our contract value goals led to lower annual incentive pay. The total value of compensation for our executives was also affected by performance of our stock price.

Snapshot: How Compensation is Delivered to Our NEOs

Component	Philosophy	CEO Compensation for 2015
Base salary	To provide competitive base pay based on the responsibilities of the position as compared to our peer group. Base salaries are established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, peer group assessments, external benchmarks provided by the Compensation Committee’s compensation consultant, the prior experience of the executive, and the executive’s expected contributions to company performance. Base salaries are reviewed annually in light of, among other considerations, scope of role and base salaries paid by members of our peer group. We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.	Mr. Musslewhite did not receive a base pay increase for 2015.

Annual incentives	To reward achievement of annual quantitative company goals and a mix of annual quantitative and qualitative individual goals. The portion of the cash incentive plan based on quantitative company goals measures the achievement of adjusted EBITDA and contract value growth goals during calendar year 2015, while the portion of the plan based on individual goals rewards leadership and the achievement of company or division stretch goals over the same period.

Based on achievements of company and individual goals (growth strategy, operational execution, talent management, and investor relations) for the periods indicated, the contract value portion paid out at zero and Mr. Musslewhite received a bonus at 69% of target for 2015 performance.

Annual equity

To reward performance achievement and align the majority of executive compensation to long-term value creation for our stockholders:

•   Restricted stock units, or “RSUs,” that are performance-based because the value at time of grant is based on achievement of contract value growth metrics

•   Stock options, where long-term value is based on gains in stock price over time

For 2014, the contract value growth goal was achieved and in 2015 Mr. Musslewhite received an award composed of 52% RSUs and 48% stock options.

Component	Philosophy	CEO Compensation for 2015
Equity payouts consider performance against quantitative goals, but afford the Compensation Committee negative discretion to consider total payout levels against performance each year.

2014 supplemental long-term incentive plan	Our special long-term incentive was granted in 2014 under the “2014 LTIP” and was designed to drive transformational growth. The plan set vesting thresholds for both growth in contract value and stock price ($75, $90, and $105 per share).	The performance vesting conditions for the 2014 LTIP supplemental award were not met for 2015.

Our compensation programs relating to 2015 reflected the Compensation Committee’s objectives of focusing our NEOs on strategic objectives and stockholder value creation, reinforcing the connection between pay and performance, and compensating executives, on a target basis, at a market rate competitive with the median for each pay element and median level for total compensation levels of our peer companies. In pursuing these objectives, the Compensation Committee:

•

Retained an independent compensation consultant, Pearl Meyer, to provide data, analysis, and advice that included a competitive compensation benchmarking analysis and an evaluation of each individual component of executive compensation relative to our peers

•	Reviewed the performance of all executive officers and determined total compensation, with guidance from its independent consultant, consistent with our overall compensation philosophy

•	Maintained base salaries for the NEOs at 2014 levels

•

Awarded annual cash bonuses that reflected the company’s adjusted EBITDA and contract value performance (exclusive of the contract value attributable to acquisitions completed during 2015), with annual bonuses paid out at 66% to 79% of target

•

Granted a mix of 52% RSUs and 48% stock options to all NEOs that vest ratably over four years commencing on the first anniversary of the grant data. The RSU portion of the grant was performance-based, as the award was contingent on exceeding the 12% contract value growth performance threshold for 2014

CEO Total Direct Compensation at a Glance

A substantial portion of our CEO’s compensation is tied to the achievement of performance goals. The chart below illustrates Mr. Musslewhite’s total direct compensation for the past five calendar years. The TDC values include base salary paid in the calendar year, annual bonus earned in the calendar year, and the grant date fair value of equity awards in the calendar year. The amount for 2014 also includes a special long-term performance grant valued at $5.4 million. Because of the 2014 LTIP’s ambitious goals, 0% of the award had been earned through December 31, 2015.

How Realizable Compensation Differs from the 2015 Summary Compensation Table and TDC for our CEO

The amounts shown in the 2015 Summary Compensation Table following this Compensation Discussion and Analysis include the estimated grant date fair value of long-term incentive awards. This estimated value often differs significantly from the value actually received or realized by our named executive officers. To properly assess pay-for-performance alignment, we look at realizable compensation, which reflects the actual current value of long-term incentive awards from prior years. Because variable compensation represents such a high percentage of our NEOs’ pay, realizable compensation has the added benefit of demonstrating the impact that company performance has on total direct compensation and our compensation program’s ultimate degree of alignment with stockholder interests.

Mr. Musslewhite’s total direct compensation saw a one-time increase in 2014 due to the grant date fair value of the special one-time award under the 2014 LTIP. Our CEO’s realizable total direct compensation for 2015 decreased significantly from 2014 because he did not receive any special awards in 2015 and because his incentive payment was lower due to business performance.

Mr. Musslewhite’s realizable total direct compensation for 2015 was well below the median compared to our peer group:

CEO 2015 Realizable Total Direct Compensation

Target TDC + Grant Value includes: (i) base salary + (ii) annual incentive target for performance year + (iii) grant value of restricted stock + (iv) grant value of stock options + (v) grant value of performance shares

Realizable Value includes: (i) base salary + (ii) annual incentive payout for performance year + (iii) value of restricted stock as of valuation date + (iv) intrinsic value of stock options as of valuation date + (v) value of performance shares reflecting performance to date (performance period is ongoing)

Peer Group Median TDC Grant Value includes: (i) base salary + (ii) annual incentive payout for performance year + (iii) grant value of restricted stock + (iv) grant value of stock options + (v) grant value of performance shares

Realizable equity value is valued as of April 1, 2016 based on the closing price of our common stock of $32.76 on that date, as reported on the NASDAQ Global Select Market.

2015 Compensation Decisions for NEOs

The Compensation Committee refers to benchmarks and other publicly available data in determining allocations between cash and non-cash compensation and annual and long-term compensation. The Compensation Committee evaluates each component of compensation together with total overall compensation and considers internal factors that may cause us to target a particular element of an executive’s compensation. These internal factors include the executive’s operating responsibilities, management level, and special contribution for the period in question.

Base Salary:    Based on the Compensation Committee’s review of the foregoing factors, the base salaries of all named executive officers in 2015 remained unchanged from 2014. In addition, base salaries were not increased for 2016:

Named Executive Officer	Title	Base Salary
Robert W. Musslewhite	Chief Executive Officer	$650,000
Michael T. Kirshbaum	Chief Financial Officer	$375,000
David L. Felsenthal	President	$475,000
Cormac F. Miller	Executive Vice President	$350,000
Richard A. Schwartz	Executive Vice President	$425,000

Annual Incentive Compensation:    In determining the annual incentive compensation of our Chief Executive Officer and our other named executive officers applicable to 2015, the Compensation Committee took into consideration financial and non-financial objectives with respect to the particular named executive officer. For 2015, NEO performance was measured based on a mix of quantitative company goals incorporating performance-based business metrics (60%) and quantitative and qualitative goals evaluated in a personal leadership assessment (40%). Actual annual incentive awards were based on levels of achievement against these goals and can range from 0% of target to 156% of target.

Our Chief Executive Officer, Mr. Musslewhite, reviewed with the Compensation Committee the quantitative and qualitative goals that were approved by the Compensation Committee for each of our named executive officers (which are described below under “Factors Considered in Awards” for each named executive officer) other than himself. The review included a personal leadership assessment, which considered achievement by each officer against pre-determined goals, changes in responsibility levels, and input obtained from other members of the company’s senior management. With respect to the annual incentive compensation for the Chief Executive Officer, the Compensation Committee reviewed the quantitative and qualitative goals for Mr. Musslewhite and considered information relating to his individual performance from other members of the company’s senior management. Information about the factors considered when determining award payout, each executive’s annual incentive opportunity, and actual annual incentive award payouts are presented below.

Performance-based Targets (60%)

We value the link between performance and payout. In establishing the annual incentive component relating to 2015, the quantitative company financial metrics against which our executives were measured included adjusted EBITDA performance and contract value growth for calendar year 2015, compared with the metrics for the prior year. The Compensation Committee utilized these quantitative company performance metrics because it believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the company’s business performance. The specific payout levels of the portion of the incentive compensation based on these metrics were determined by reference to the following:

Metric	Weighting	Achievement Level	Payout as a Percent of Target	Target	Actual
Adjusted EBITDA	24%	Below target:	0%	$170 million	$171 million
		At or above target:	100%		(100% payout)
Contract value growth	36%	Below 12%	0%	15% growth	8% growth[1]
		Well below target (12%):	50%		(0% payout)
		Below target (14%):	75%
		Target (15%):	100%
		Above target (16%):	125%
		Well above target (17%):	150%
		Shatter the plan (20%):	200%
Overall % of Target Payout					40%

[1]	We achieved 26% contract value growth in 2015. The 8% growth rate shown in the table excludes the effect of our acquisition of Royall.

Personal Leadership Assessment (40%)

The personal leadership assessment included a 360-degree review to take into account both what was accomplished and how it was accomplished. Individual goals are graded on a five-point scale (well below target to well above target) to differentiate performance level and determine payout. Each NEO is measured against goals in the areas of financial and growth strategy, operational execution, talent management, and other factors noted below.

Individual goals and achievements relating to the compensation decisions for 2015 compensation for each NEO included the following:

Name	Title	Goals
Robert W. Musslewhite	Chief Executive Officer	Growth strategy (20%), operational execution (5%), talent management (10%), and shareholder relations (5%)

Michael T. Kirshbaum	Chief Financial Officer	Financial management and strategy (20%), investor communications and regulatory requirements (10%), and leadership (10%)

David L. Felsenthal	President	Growth strategy and operational execution (15%), sales and account management performance and innovation (15%), and talent/ resource management (10%)

Cormac F. Miller	Executive Vice President	3-5 year strategic priorities (20%), operational priorities (15%), and talent management (5%)

Richard A. Schwartz	Executive Vice President	Growth and operations execution – health care performance technologies and consulting (15%), ensuring long-term performance, firm-wide leadership (15%), and talent management (10%)

Factors Considered in Awards

Based on the factors, weightings, and metrics described above, the achievement levels and corresponding payouts for the NEOs were as follows:

Name	Title	Target Annual Incentive (Percentage of Base Salary)	Target Annual Incentive Amount	Quantitative Factors (60%) – Achievement	Qualitative Factors (40%) – Achievement	Total Payout – Achievement	Actual Annual Incentive Amount
Robert W. Musslewhite	Chief Executive Officer	100%	$650,000	40%	112.5%	69%	$448,500
Michael T. Kirshbaum	Chief Financial Officer	60%	$225,000	40%	106.0%	66%	$149,400
David L. Felsenthal	President	90%	$425,000	40%	137.5%	79%	$335,750
Cormac F. Miller	Executive Vice President	50%	$175,000	40%	112.5%	69%	$120,750
Richard A. Schwartz	Executive Vice President	41%	$175,000	40%	112.5%	69%	$120,750

Long-term Incentive Compensation:    A significant portion of total direct compensation to our named executive officers is long-term incentive compensation, which includes stock-based awards. In general, as executive seniority levels increase, more weight is placed on stock-based compensation.

Equity Vehicle	% of Total Grant	Features that Support Shareholder Alignment
Stock options	Approximately 60%	• Stock options provide the holder with a strong performance-based incentive, since the value of a stock option depends on an increase in our stock price from the price on the grant date.

Restricted stock units	Approximately 40% (if performance conditions are met)

•    RSUs are performance-based, and are not awarded unless the company meets a certain threshold of contract value growth. The value of a stock-based award may be realized by the executive only so long as the executive’s employment with the company continues, creating a strong retention incentive.

•    The fair value of an RSU fluctuates with the upward or downward movements in stock price, which serves to align management’s interest with those of stockholders, while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the company even if our stock price declines after the grant date.

Grants of stock-based awards to our named executive officers generally are made as part of a broad grant to other company employees, which occurs annually (typically in the first half of the calendar year). The timing of the annual grants generally is dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the grant date, as reported on the NASDAQ Global Select Market.

Stock-based awards, which include stock options and RSUs, were made to each of the named executive officers in the spring of 2015. In March 2014, the Compensation Committee approved a change to our long-term incentive plan to add a performance element tied to achievement of contract value growth targets in determining the amount of RSUs awarded to each officer in order to make the RSUs performance-based.

In approving the RSUs awarded in 2015, the Compensation Committee evaluated achievement of contract value growth targets for 2014. In approving the stock options awarded in 2015, the Compensation Committee took into account the awards to similar executives within our peer group of companies; the CEO’s recommendations (for all officers other than himself) based on an evaluation of each individual’s performance and the importance of the executive’s long-term retention; each executive’s total compensation; and the impact of the awards on the company’s overall equity plan and number of shares outstanding. Based on these considerations, the Compensation Committee awarded stock-based compensation to each executive, as outlined below, with vesting at 25% per year beginning one year from the date of grant. The company calculates the fair value of all stock option awards on the grant date using the Black-Scholes model. The fair value of RSUs was based on the grant date closing price of the company’s common stock of $53.42, as reported on the NASDAQ Global Select Market.

	Stock Options	RSUs	Grant Date Value
Robert W. Musslewhite	85,224	29,104	$2,990,000
Michael T. Kirshbaum	14,252	6,740	600,000
David L. Felsenthal	48,348	16,512	1,696,250
Cormac F. Miller	14,748	6,164	577,500
Richard A. Schwartz	18,028	6,156	632,500

Changes to Executive Pay for 2016

Base Salaries:    Consistent with its determination for 2015, the Compensation Committee did not increase any NEO base salaries for 2016.

Annual Cash Incentives:    Following our conversations with stockholders in our outreach program, the Compensation Committee adjusted the mix between quantitative and qualitative metrics for our annual cash incentive program. The new mix will reflect a 70% weighting of quantitative business metrics (consisting of adjusted EBITDA and contract value growth) and a 30% weighting of qualitative metrics (consisting of a personal leadership assessment against NEO-specific business goals). The change in mix was designed to provide greater alignment with our core financial metrics, while continuing to ensure that our leadership team is focused on key strategic and operational initiatives.

Equity Incentives:    To facilitate better alignment with stockholder interests and as an initial step to reducing the overemphasis on contract value, the Compensation Committee approved a change to equity incentives for 2016 to include a performance-based vesting requirement as a part of our regular annual awards (rather than adding an additional special long-term equity grant). For 2016, 100% of the regular equity award was granted as stock options, which were split into a time-based portion and a performance-based portion. The time-vested options will vest 25% per year commencing one year from the grant date. The performance-based options will vest based on achievement of two stock price performance thresholds, with 50% vesting upon achievement of a 25% increase in share price from the grant date and the remaining 50% vesting upon achievement of a 40% increase in share price. The share price must stay at or above the required threshold for 20 of 30 consecutive trading days and may not vest before at least a year has passed from the grant date.

Satisfaction of Burn Rate Commitment

In 2012, we committed to cap our aggregate average annual burn rate at 4.74% for the three following fiscal years, covering the period from April 1, 2013 through March 31, 2016. We defined “burn rate” as the number of shares of our common stock subject to stock awards granted in a fiscal year (or, in the case of performance shares, the number of shares earned (not granted) in a fiscal year) divided by the weighted average number of shares of our common stock outstanding (basic) during our fiscal year. The burn rate commitment did not apply to awards that were assumed or substituted in acquisitions. For purposes of calculating the number of shares subject to stock awards granted in a fiscal year, awards of stock options and stock appreciation rights counted as one share and a full-value award counted as 2.5 shares.

As of March 31, 2016, we satisfied this burn rate commitment and managed our burn rate under the 4.74% threshold for the full three-year period.

EXECUTIVE COMPENSATION

References in columns of the tables below to “2014T” refer to the 2014 transition period, which was the nine-month period from April 1, 2014 through December 31, 2014.

2015 Summary Compensation Table

The following table presents certain information concerning compensation awarded or earned for services rendered in fiscal 2015, the 2014 transition period, fiscal 2014, and fiscal 2013 by our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (6)	Option Awards (7)	Non-Equity Incentive Plan Compensation (8)	All Other Compensation (9)	Total
Robert W. Musslewhite (1)	2015	$650,000	$1,554,736	$1,435,172	$448,500	$11,700	$4,100,108
Chief Executive Officer	2014T	487,500	2,181,256	5,945,046	682,500	11,197	9,307,499
	2014	641,667	1,637,920	1,266,878	773,500	12,551	4,332,516
	2013	595,833	1,559,997	987,950	690,000	6,059	3,839,839
Michael T. Kirshbaum (2)	2015	375,000	360,051	240,004	149,400	9,750	1,134,205
Chief Financial Officer	2014T	272,917	471,466	1,005,184	220,860	9,086	1,979,513
	2014	325,000	377,982	292,340	267,750	9,324	1,272,396
	2013	320,833	356,250	225,635	247,500	6,090	1,156,308
David L. Felsenthal (3)	2015	475,000	882,071	814,180	335,750	11,700	2,518,701
President	2014T	356,250	1,351,270	3,448,565	446,250	11,105	5,613,440
	2014	470,833	1,033,418	799,331	505,750	13,093	2,822,425
	2013	450,000	994,415	629,848	460,000	6,068	2,540,331
Cormac F. Miller (4)	2015	350,000	329,281	248,356	120,750	9,100	1,057,487
Executive Vice President	2014T	262,500	425,286	888,137	175,875	9,004	1,760,802
	2014	350,000	350,983	271,474	171,000	10,024	1,153,481
	2013	325,000	337,666	213,792	165,000	6,017	1,047,475
Richard A. Schwartz (5)	2015	425,000	328,854	303,592	120,750	11,050	1,189,246
Executive Vice President	2014T	318,750	426,106	917,504	183,750	10,897	1,857,007
	2014	425,000	350,983	271,474	178,500	12,134	1,238,091
	2013	425,000	350,990	222,281	172,500	6,028	1,176,799

(1)	Mr. Musslewhite’s salary for fiscal 2015 and for the 2014 transition period reflects salary at an annual rate of $650,000. Mr. Musslewhite’s salary for fiscal 2014 reflects salary at an annual rate of $600,000 for the period from April 1, 2013 through May 31, 2013, and $650,000 for the period from June 1, 2013 through March 31, 2014. Mr. Musslewhite’s salary for fiscal 2013 reflects salary at an annual rate of $575,000 for the period from April 1, 2012 through May 31, 2012, and $600,000 for the period from June 1, 2012 through March 31, 2013.

(2)	Mr. Kirshbaum’s salary for fiscal 2015 reflects salary at an annual rate of $375,000. Mr. Kirshbaum’s salary for the 2014 transition period reflects salary at an annual rate of $325,000 for the period from April 1, 2014 through May 31, 2014, and $375,000 for the period from June 1, 2014 through December 31, 2014. Mr. Kirshbaum’s salary for fiscal 2014 reflects salary at an annual rate of $325,000 for the period from April 1, 2013 through March 31, 2014. Mr. Kirshbaum’s salary for fiscal 2013 reflects salary at an annual rate of $300,000 for the period from April 1, 2012 through May 31, 2012, and $325,000 for the period from June 1, 2012 through March 31, 2013.

(3)	Mr. Felsenthal’s salary for fiscal 2015 and for the 2014 transition period reflects salary at an annual rate of $475,000. Mr. Felsenthal’s salary for fiscal 2014 reflects salary at an annual rate of $450,000 for the period from April 1, 2013 through May 31, 2013, and $475,000 for the period from June 1, 2013 through March 31, 2014. Mr. Felsenthal’s salary for fiscal 2013 reflects salary at an annual rate of $450,000 for the period from April 1, 2012 through March 31, 2013.

(4)	Mr. Miller’s salary for fiscal 2015 and for the 2014 transition period reflects salary at an annual rate of $350,000. Mr. Miller’s salary for fiscal 2014 reflects salary at an annual rate of $350,000 for the period from April 1, 2013 through March 31, 2014. Mr. Miller’s salary for fiscal 2013 reflects salary at an annual rate of $300,000 for the period from April 1, 2012 through September 30, 2012, and $350,000 for the period from October 1, 2012 through March 31, 2013.

(5)	Mr. Schwartz’s salary for fiscal 2015, the 2014 transition period, fiscal 2014, and fiscal 2013 reflects salary at an annual rate of $425,000.

(6)	Amounts reflect the aggregate grant date fair value of stock awards granted in fiscal 2015, the 2014 transition period, fiscal 2014, and fiscal 2013. The amounts shown for the 2014 transition period include restricted stock units and performance-based restricted stock units. For performance-based restricted stock units, the grant date fair value is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value assuming achievement of maximum performance under the performance-based restricted stock units is as follows: Mr. Musslewhite, $597,177; Mr. Kirshbaum, $91,870; Mr. Felsenthal, $338,783; Mr. Miller, $80,388; and Mr. Schwartz, $84,215, assuming in each case that the company sustains a stock price of $105.00 per share and contract value of $1.08 billion for two consecutive calendar quarters, which the Compensation Committee determined to be ambitious vesting thresholds for stock price and contract value growth. The performance period for the performance-based RSUs is April 1, 2014 through March 31, 2019. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for fiscal 2015 included in our 2015 Form 10-K.

(7)	Amounts reflect the aggregate grant date fair value of option awards granted in fiscal 2015, the 2014 transition period, fiscal 2014, and fiscal 2013. The amounts shown for the 2014 transition period include options and performance-based options. For performance-based options, the grant date fair value is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value assuming achievement of maximum performance under the performance-based options is as follows: Mr. Musslewhite, $4,889,018; Mr. Kirshbaum, $752,156; Mr. Felsenthal, $2,773,581; Mr. Miller, $658,132; and Mr. Schwartz, $689,479, assuming in each case that the company sustains a stock price of $105.00 per share and contract value of $1.08 billion for two consecutive calendar quarters, which the Compensation Committee determined to be ambitious vesting thresholds for stock price and contract value growth. The performance period for the performance-based restricted options is April 1, 2014 through March 31, 2019. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for fiscal 2015 included in our 2015 Form 10-K.

(8)	The amounts shown for fiscal 2015 reflect amounts earned for performance from January 1, 2015 through December 31, 2015, which were paid in March 2016. The amounts shown for the 2014 transition period reflect amounts earned for performance from January 1, 2014 through December 31, 2014, which were paid in June 2015. The amounts shown for fiscal 2014 reflect amounts earned for performance from January 1, 2013 through December 31, 2013, which were paid in June 2014. The amounts shown for fiscal 2013 reflect performance from January 1, 2012 through December 31, 2012, which were paid in June 2013.

(9)	Includes matching contributions made under our 401(k) plan for each named executive officer.

Compensation Framework: Policies and Process

Oversight and Governance of Our Executive Compensation Program

Our Board of Directors has established a Compensation Committee composed of independent directors, as determined under the NASDAQ Marketplace Rules, that is responsible to guide and oversee the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain compensation and employee benefits that are generally applicable to all employees. Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the other named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee discusses and determines his compensation.

The Compensation Committee is responsible for setting the company’s executive compensation philosophy; reviewing the company’s peer group of companies with respect to which market competitive assessments are made; and providing advice on the types, levels, and design of compensation included in the company’s executive compensation program consistent with that philosophy. In furtherance of this process, the Compensation Committee has retained the services of Pearl Meyer, an independent compensation consultant, to provide the Compensation Committee with compensation data, analysis, and advice. Pearl Meyer reports to the Compensation Committee, which has the sole authority to retain, oversee, and terminate Pearl Meyer and to approve the firm’s fees and other retention terms. The Compensation Committee assessed the independence of Pearl Meyer and Towers Watson (our previous consultant for a portion of 2015) and determined that none of the services performed by either organization for 2015 raised any conflict of interest.

Our Peer Group

To begin the compensation review process relating to 2015, the Compensation Committee reviewed the company’s current peer group to determine if revisions were needed based on changes affecting either the company or any of the peer group companies. Our process focused on reviewing companies within related industries that generally fell within one-third to three times our revenue and market capitalization, with the intent on developing a peer group that attempted to balance industry focus and revenue size, among other considerations. The listing of potential peers included companies identified as our peers by Institutional Shareholder Services, Glass Lewis, and various equity analysts and was further narrowed based on business scope (with an emphasis on software-based businesses to reflect our growing focus in that area), end-market comparability, and the competitive market for talent.

Based on key metrics for the current peer group and guidance from Pearl Meyer, the Compensation Committee removed Allscripts Healthcare Solutions, Inc., NetSuite, Inc., and Verisk Analytics, Inc. from the list of peer companies because of certain differences in business models or relative size in terms of market capitalization or total revenue or both. The Compensation Committee added Medidata Solutions, Inc., Premier, Inc., and The Ultimate Software Group, Inc. to our peer group listing. All peer companies are publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and a business model similar to our company. As revised, the peer group consists of the following companies:

athenahealth, Inc.	MedAssets, Inc.
Blackbaud, Inc.	Medidata Solutions, Inc.
The Corporate Executive Board Company	Navigant Consulting, Inc.
CoStar Group, Inc.	Premier, Inc.
Healthways, Inc.	Quality Systems, Inc.
Huron Consulting Group Inc.	The Ultimate Software Group, Inc.
K12 Inc.	WebMD Health Corp.
Maximus, Inc.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison. The data provided a useful reference point in the committee’s efforts to align target total executive compensation at the median of our peers, which would afford our NEOs the opportunity to earn an above-target level of compensation for superior performance that could be expected to increase value for stockholders, while providing that they would earn less than targeted compensation if the company’s performance failed to meet expectations.

Stock Ownership Guidelines

The Compensation Committee believes that the company’s goal of aligning the interests of our named executive officers with the interests of our stockholders is better achieved by ensuring that those officers maintain a meaningful stake in the equity of the company. To facilitate this alignment, the Compensation Committee in March 2011 adopted stock ownership guidelines requiring executive officers and non-employee directors to own specified amounts of common stock (which may include unvested restricted stock units and deferred shares). Ownership requirements vary by position and are based on a value represented by a multiple of each executive officer’s base salary or annual retainer, as set forth below. The guidelines, which became effective on April 1, 2011, require individuals to be in compliance by April 1, 2016 and to hold at least 25% of the net after-tax share issuances from the vesting of any RSUs until the stock target ownership requirement is met. In March 2016, the Compensation Committee reviewed the ownership holdings of all executive officers and non-executive directors and determined that the holdings of all such officers and directors exceed their target ownership levels. The company’s policy statement on insider trading compliance prohibits employees from engaging in any hedging transactions in the company’s stock.

Position	Target Stock Ownership	Actual Stock Ownership[1]
Chief Executive Officer	Four times annual base salary	Fifteen times annual base salary
President	Three times annual base salary	Six times annual base salary
Chief Financial Officer	Two times annual base salary	Four times annual base salary
Other Executive Officers	One times annual base salary	Two to three times annual base salary
Non-Employee Directors	Three times annual retainer or other annual base cash compensation	Average of thirteen times annual retainer

[1]	Actual Stock Ownership was calculated on March 16, 2016 assuming a stock price of $27.79, which was the closing price of our common stock on that date, as reported on the NASDAQ Global Select Market.

Other Benefits

The named executive officers participate in the same company-wide benefit plans as all of our other full-time employees, including a limited number of company-sponsored insurance and other benefit plans. We presently believe that it is more cost-effective to pay members of the company’s senior management a competitive salary, bonus, and long-term incentive award than to maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.    The named executive officers are eligible to participate in our company-wide personal medical, dental, life, and disability insurance plans, and other broad-based benefit plans. Some members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.    We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. The company provides discretionary contributions in the range of 0% to 100% of an employee’s contribution, up to a maximum of 4% of the employee’s base salary. The percentage of the discretionary contribution is determined by the company after the end of the applicable plan year.

Executive Perquisites and Other Compensation.    Historically, we have limited the number and value of executive perquisites. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are restricted to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation to $1 million per year for our Chief Executive Officer and our three other most highly paid executive officers (other than our Chief Financial Officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options are designed to qualify for exclusion from this limitation so as to be deductible. Although other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee may not structure all compensation arrangements to satisfy all of the conditions required under Section 162(m) because the committee wishes to retain flexibility in the administration of our executive compensation program.

Employment and Termination Agreements

Employment Agreements with Messrs. Musslewhite and Felsenthal

Effective on April 3, 2013, the company entered into an amended and restated employment agreement with each of Messrs. Musslewhite and Felsenthal. Under the amended and restated employment agreements, Mr. Musslewhite continues to serve as our Chief Executive Officer and Mr. Felsenthal continues to serve as our President. In addition, Mr. Felsenthal’s agreement was amended to provide that he would be appointed to serve as a member of the Board of Directors effective on April 2, 2013, and that his continued service as a member of the Board of Directors will be subject to any required stockholder approval. The initial term of employment of each executive under his amended employment agreement ended on August 31, 2014, but the employment term automatically renews for additional periods of one year, unless either the executive or the company gives the other party written notice at least one year prior to the last day of the then-current term, in which event the term will not be extended beyond the then-current term.

The amended and restated employment agreements supersede the executives’ prior employment agreements with the company. Under the amended and restated employment agreements, Mr. Musslewhite and Mr. Felsenthal continue to be eligible for the same compensation and benefits and generally are subject to the same material terms and conditions set forth in their prior employment agreements, except as described below under “Severance and Change of Control Arrangements” and in the Executive Compensation section of this proxy statement under “Employment Agreements and Arrangements” and “Potential Payments Upon Termination of Employment or Change of Control.” Mr. Musslewhite and Mr. Felsenthal are entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee. During their employment with us and for two years following the termination of their employment, Mr. Musslewhite and Mr. Felsenthal are and will be subject to certain non-solicitation and non-competition restrictions. The terms of Mr. Musslewhite’s and Mr. Felsenthal’s amended and restated employment agreements are discussed in further detail below under “Potential Payments Upon Termination of Employment or Change of Control.”

Severance and Change of Control Arrangements

The employment agreements of Messrs. Musslewhite and Felsenthal provide severance payments and other benefits in the event the company terminates the executive’s employment without “cause” or the executive terminates his employment with us for “good reason,” each as defined in the agreements.

In the event of a change of control of the company, each executive’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control. We believe that protections in the event of a termination without cause or in circumstances that constitute good reason under the terms of the employment agreement eliminate potential and unnecessary uncertainty in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions lead to significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time, when their prospects for continued employment following the transaction may be uncertain, we provide each of these named executive officers with severance benefits in the event that the executive’s employment terminates in connection with a change of control.

The amended and restated employment agreements of Messrs. Musslewhite and Felsenthal eliminated the provisions included in their prior employment agreements that obligated the company to provide a gross-up payment to the executive in the event that any payment, benefit, or distribution by the company to the executive following a change of control would be subject to excise taxes under Section 4999 or Section 280G of the Internal Revenue Code. The amended and restated employment agreements provide instead that such payments in connection with a change of control would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to the executive in connection with the payments. In discussions with the Compensation Committee, Messrs. Musslewhite and Felsenthal each agreed to eliminate the tax gross-up provisions from their respective employment agreements as a matter of good corporate governance and in light of the manner in which compensation practices with respect to such gross-up provisions have evolved in recent years. The specific severance benefits payable to our named executive officers are set forth in the Executive Compensation section of this proxy statement under “Potential Payments Upon Termination of Employment or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Our Compensation Committee has adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision that will result in the termination of the excise tax gross-up if an employment termination does not occur within three years after the change of control. In addition, under the policy, any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of, or stockholder approval of, any such transaction or event.

Grants of Plan-Based Awards in Fiscal 2015

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of RSUs and stock options to the named executive officers in fiscal 2015 under our stock incentive plans.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Target ($)	Maximum ($)
Robert W. Musslewhite
Annual incentive		650,000	1,014,000
RSU grant	4/10/2015			29,104			1,554,736
Stock option award	4/10/2015				85,224	$53.42	1,435,172
Michael T. Kirshbaum
Annual incentive		225,000	351,000
RSU grant	4/10/2015			6,740			360,051
Stock option award	4/10/2015				14,252	$53.42	240,004
David L. Felsenthal
Annual incentive		425,000	663,000
RSU grant	4/10/2015			16,512			882,071
Stock option award	4/10/2015				48,348	$53.42	814,180
Cormac F. Miller
Annual incentive		175,000	273,000
RSU grant	4/10/2015			6,164			329,281
Stock option award	4/10/2015				14,748	$53.42	248,356
Richard A. Schwartz
Annual incentive		175,000	273,000
RSU grant	4/10/2015			6,156			328,854
Stock option award	4/10/2015				18,028	$53.42	303,592

(1)

Amounts set forth in these columns represent the target and maximum annual incentive compensation amounts that potentially could have been earned for fiscal 2015 as previously described under “Executive

Summary—2015 Compensation Decisions for NEOs—Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for the performance period that includes fiscal 2015 have been determined and were paid in March 2016, and are included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table above.

(2)	Stock awards consist of RSUs that vest in 25% increments on May 10, 2016, April 10, 2017, April 10, 2018, and April 10, 2019. All of the RSUs granted to the named executive officers in fiscal 2015 were granted under our 2005 stock incentive plan.

(3)	Stock option awards granted on April 10, 2015 consist of options to purchase shares of the company’s common stock that vest 25% per year beginning one year after the grant date.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for fiscal 2015 included in our 2015 Form 10-K.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding the number of shares underlying unexercised stock options and the number and value of unvested RSUs held by the named executive officers at December 31, 2015.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert W. Musslewhite		120,000	—		9.26	4/17/2016
		44,000	—		16.58	4/27/2017
		44,220	—		24.23	4/15/2016
		44,220	—		24.23	4/15/2018
		37,708	—		43.83	4/17/2017
	(2)	18,854	18,854		43.83	4/17/2019
		46,508	—		47.87	4/18/2018
	(3)	—	46,508		47.87	4/18/2020
	(4)	14,403	43,209		57.83	4/11/2021
	(5)	—	—	353,892	51.43	6/23/2021
	(6)	—	85,224		53.42	4/10/2022
	(7)								37,916	1,881,013
	(8)						8,898	441,430
	(9)						17,108	848,728
	(10)						20,544	1,019,188
	(11)						29,104	1,443,849
Michael T. Kirshbaum		13,500	—		9.26	4/17/2016
		12,000	—		16.58	4/27/2017
		12,004	—		24.23	4/15/2018
		12,004	—		24.23	4/15/2016
		8,612	—		43.83	4/17/2017
	(2)	4,306	4,306		43.83	4/17/2019
		10,732	—		47.87	4/18/2018
	(3)	—	10,732		47.87	4/18/2020
	(4)	3,451	10,353		57.83	4/11/2021
	(5)	—	—	54,445	51.43	6/23/2021
	(6)	—	14,252		53.42	4/10/2022
	(7)								5,833	289,375
	(8)						2,032	100,808
	(9)						3,948	195,860
	(10)						4,923	244,230
	(11)						6,740	334,371
David L. Felsenthal		32,000	—		16.58	4/27/2017
		32,216	—		24.23	4/15/2018
		24,040	—		43.83	4/17/2017
	(2)	12,020	12,020		43.83	4/17/2019
		29,344	—		47.87	4/18/2018
	(3)		29,344		47.87	4/18/2020
	(4)	9,206	27,618		57.83	4/11/2021
	(5)	—	—	200,766	51.43	6/23/2021
	(6)	—	48,348		53.42	4/10/2022
	(7)								21,510	1,067,111
	(8)						5,672	281,388
	(9)						10,794	535,490
	(10)						13,131	651,429
	(11)						16,512	819,160

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Cormac F. Miller		12,000	—		16.58	4/27/2017
		6,500	—		24.23	4/15/2016
		11,372	—		24.23	4/15/2018
		8,160	—		43.83	4/17/2017
	(2)	4,080	4,080		43.83	4/17/2019
		9,966	—		47.87	4/18/2018
	(3)	—	9,966		47.87	4/18/2020
	(4)	3,137	9,411		57.83	4/11/2021
	(5)	—	—	47,639	51.43	6/23/2021
	(6)	—	14,748		53.42	4/10/2022
	(7)								5,104	253,209
	(8)						1,926	95,549
	(9)						3,666	181,870
	(10)						4,473	221,906
	(11)						6,164	305,796
Richard A. Schwartz		11,372	—		24.23	4/15/2018
		8,484	—		43.83	4/17/2017
	(2)	4,242	4,242		43.83	4/17/2019
		9,966	—		47.87	4/18/2018
	(3)	—	9,966		47.87	4/18/2020
	(4)	3,110	9,330		57.83	4/11/2021
	(5)	—	—	49,908	51.43	6/23/2021
	(6)	—	18,028		53.42	4/10/2022
	(7)								5,347	265,265
	(8)						2,002	99,319
	(9)						3,666	181,870
	(10)						4,434	219,971
	(11)						6,156	305,399

(1)	Market value shown is equal to the closing market price of our common stock of $49.61 on December 31, 2015, as reported on the NASDAQ Global Select Market.

(2)	Unexercisable stock options vest on April 17, 2016.

(3)	Unexercisable stock options vest in equal increments on April 18, 2016 and April 18, 2017.

(4)	Unexercisable stock options vest in equal increments on April 11, 2016, April 11, 2017, and April 11, 2018.

(5)	Stock options vest if performance conditions are met under the special long-term incentive program as described in the Compensation Discussion and Analysis section of this proxy statement under “Executive Summary—Elements of Compensation and Pay for Performance—Snapshot: How Compensation is Delivered to Our NEOs.”

(6)	Unexercisable stock options vest on April 10, 2016, April 10, 2017, April 10, 2018, and April 10, 2019.

(7)	RSUs vest if performance conditions are met under the special long-term incentive program described under “Executive Summary—Elements of Compensation and Pay for Performance—Snapshot: How Compensation is Delivered to Our NEOs.”

(8)	Unvested RSUs vest on April 17, 2016.

(9)	Unvested RSUs vest in equal increments on April 18, 2016 and April 18, 2017.

(10)	Unvested RSUs vest in equal increments on April 11, 2016, April 11, 2017, and April 11, 2018.

(11)	Unvested RSUs vest in equal increments on May 10, 2016, April 10, 2017, April 10, 2018, and April 10, 2019.

Option Exercises and Stock Vested in Fiscal 2015

The following table sets forth information regarding the number and value of stock options exercised and RSUs vested for each named executive officer in fiscal 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
Robert W. Musslewhite	—	—	35,134	1,828,572
Michael T. Kirshbaum	31,500	1,150,893	8,587	447,541
David L. Felsenthal	4,273	102,807	23,340	1,216,617
Cormac F. Miller	4,872	119,250	8,036	419,063
Richard A. Schwartz	26,372	902,357	8,099	422,411

(1)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the closing price of the common stock on the exercise date as reported on the NASDAQ Global Select Market and the exercise price of the stock option.

(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to restricted stock units awards that vested by (b) the closing price of the common stock as reported on the NASDAQ Global Select Market on the vesting date.

Non-qualified Deferred Compensation

In April 2013, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the Executive Nonqualified Excess Plan of The Advisory Board Company, an unfunded, nonqualified deferred compensation plan benefitting a select group of management or highly compensated employees of the company, including our named executive officers. The deferred compensation plan is an account-based plan that allows participants to voluntarily defer the payment of current compensation to future years and that is intended to restore employee and company matching contributions under our 401(k) plan that are restricted by limitations under the Internal Revenue Code. The plan permits each participant to defer up to 75% of his base salary and up to 100% of his service bonus and performance-based compensation, which amounts would be credited to a participant deferral account established for each participant. The plan also permits the company to make discretionary company contributions and other contributions to an individual’s participant deferral account. In addition, for any year in which a participant makes a deferral election under our 401(k) plan in excess of 4% of the participant’s eligible compensation, the company will credit that person’s participant deferral account with a 401(k) restoration amount equal to the matching contribution the participant would have received under the 401(k) plan, determined as if the 401(k) plan could take into account compensation in excess of amounts permitted under the Internal Revenue Code.

Amounts in a participant’s account with respect to a voluntary deferral of compensation or a 401(k) restoration amount always will be fully vested. Amounts credited to a participant deferral account with respect to discretionary company contributions will vest upon the first to occur of the following events (each as defined in the plan): (1) the participant’s attaining normal retirement age; (2) the participant’s death or disability; (3) a “change in control event” affecting the company; or (4) 25% after one year of service with the company, 50% after two years of service with the company, 75% after three years of service with the company, and 100% after four years of service with the company. Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of such alternatives available under the deferred compensation plan. A participant may receive distributions from the plan in the following circumstances

(each as defined in the plan): (1) the participant’s separation from service; (2) the participant’s death or disability; (3) for in-service or education distributions on dates specified by the participant; (4) the occurrence of an unforeseeable emergency; or (5) a “change in control event” affecting the company. Payments will be made in a lump sum, except that a participant may elect to receive annual installments over a term not to exceed five years (for separation from service prior to the participant’s completion of ten years of service with the company) or ten years (for separation of service on or after the participant’s completion of ten years of service with the company).

The table below provides information about the deferred compensation plan with respect to fiscal 2015.

Name	Executive contributions in 2015 ($) (1)	Registrant contributions in 2015 ($)	Aggregate earnings in 2015 ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 31, 2015 ($)
Robert W. Musslewhite	239,885	—	(16,298)	—	711,464
Michael T. Kirshbaum	2,260	—	(48)	—	4,219
David L. Felsenthal	2,260	—	167	—	10,115
Cormac F. Miller	2,160	—	296	—	5,348
Richard A. Schwartz	3,960	—	32	—	8,931

(1)	The amount of the contributions made by Mr. Musslewhite, as reported above, also is included in his compensation reported under the 2015 Summary Compensation Table as “Salary” and “Non-Equity Incentive Plan Compensation.” The company also permits executives to defer receipt of restricted stock units awarded under its 2009 stock incentive plan. None of our named executive officers elected to defer receipt of any restricted stock units that vested in fiscal 2015.

(2)	Amounts reported in this column reflect appreciation or depreciation in the market value of the underlying stock and other investment holdings. Such amounts have not been reported as compensation in the 2015 Summary Compensation Table above, as the earnings do not represent preferential or above-market earnings.

Potential Payments Upon Termination of Employment or Change of Control

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on December 31, 2015, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date as reported on the NASDAQ Global Select Market. These benefits are in addition to benefits available before the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board of Directors determines to be appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Because of the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those presented below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then-current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005, 2006, and 2009 stock incentive plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year after the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005, 2006, and 2009 stock incentive plans provide that, if within one year after a change of control the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award will be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events:

•	the acquisition of 50% of the securities of the company by an individual, entity, or group;

•

the consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and

•

approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company, or wholly-owned by another permitted holder.

Individual Agreements

Robert W. Musslewhite Employment Agreement.    The amended and restated employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”:

•	a lump-sum payment equal to two times Mr. Musslewhite’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the year in which his employment terminates, referred to as the “Prior Fiscal Year,” or (b) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•

the automatic vesting of all stock-based awards made to Mr. Musslewhite on or after May 20, 2008 and before April 3, 2013, which will become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date;

•	the automatic vesting, as of the day immediately preceding the termination date, of all stock-based awards made to Mr. Musslewhite on or after April 3, 2013; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Musslewhite’s termination of employment.

The amended and restated employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Musslewhite eliminated the company’s obligation to provide a gross-up payment to Mr. Musslewhite in the event that any payment, benefit, or distribution by the company to Mr. Musslewhite following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Internal Revenue Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Musslewhite in connection with the change of control payments. In the event of a change of control of the company, Mr. Musslewhite’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or when Mr. Musslewhite terminates employment for “good reason” after the change of control. Further, Mr. Musslewhite’s equity awards will become fully vested if his employment is terminated by the company without cause or if he terminates employment for “good reason” after the change of control but before the first anniversary of the change of control.

For purposes of Mr. Musslewhite’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term;

•

the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite ceasing to serve as the Chief Executive Officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite ceasing to serve on the Board of Directors or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for re-election to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Musslewhite to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters; and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

David L. Felsenthal Employment Agreement.    The amended and restated employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”:

•	a lump-sum payment equal to two times Mr. Felsenthal’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Felsenthal’s annual incentive bonus actually earned for the Prior Fiscal Year or (b) Mr. Felsenthal’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•	the automatic vesting and exercisability of all of Mr. Felsenthal’s stock-based awards; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Felsenthal’s termination of employment.

The amended and restated employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Felsenthal eliminated the company’s obligation to provide a gross-up payment to Mr. Felsenthal in the event that any payment, benefit or distribution by the company to Mr. Felsenthal following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Internal Revenue Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Felsenthal in connection with the change of control payments. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or when Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Musslewhite’s employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term; and

•

the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal ceasing to serve as the President of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal ceasing to report directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal was serving on the Board during the term of the employment agreement, his ceasing to serve on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for re-election to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Felsenthal to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Kirshbaum, Miller, and Schwartz.    Messrs. Kirshbaum, Miller, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation, and work product. The agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board and, if the individual is terminated for cause or resigns, for a period of three years thereafter. The agreements also provide that the individuals will not disclose any of our confidential or proprietary information. If the individual’s employment is terminated by us without cause, we may require the individual not to compete for up to two one-year periods if we pay the individual 125% of his then annual base salary for each such one-year period. The payments are not reflected in the table below because they would be made only if the company were to elect to invoke the non-compete terms.

The following table sets forth information as of December 31, 2015 about potential payments by us to our named executive officers upon the termination of their employment or upon a change of control of the company in the circumstances described above.

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
Robert W. Musslewhite
Termination payment	N/A	$2,665,000	—	$2,665,000
Vesting of stock options (1)	$189,900	149,438	—	189,900
Vesting of RSUs (2)	5,634,208	1,566,485	—	5,634,208
Health and welfare benefits	—	29,244	—	29,244
Michael T. Kirshbaum
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	43,562	—	—	43,562
Vesting of RSUs (2)	1,164,644	—	—	1,164,644
David L. Felsenthal
Termination payment	N/A	1,842,500	—	1,842,500
Vesting of stock options (1)	120,534	120,534	—	120,534
Vesting of RSUs (2)	3,354,579	3,354,579	—	3,354,579
Health and welfare benefits	—	25,406	—	25,406
Cormac F. Miller
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	40,923	—	—	40,923
Vesting of RSUs (2)	1,058,330	—	—	1,058,330
Richard A. Schwartz
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	41,860	—	—	41,860
Vesting of RSUs (2)	1,071,824	—	—	1,071,824

(1)	These amounts are calculated assuming that the market price per share of our common stock on the date of termination of employment is equal to the $49.61 closing price of the common stock on December 31, 2015, as reported on the NASDAQ Global Select Market, and are based upon the difference between that closing price and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the $49.61 closing price of the common stock on December 31, 2015, as reported on the NASDAQ Global Select Market.

SECURITY OWNERSHIP

The following table presents, as of April 1, 2016 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the 2015 Summary Compensation Table under “Executive Compensation”; and

•	all directors and executive officers of the company as a group.

As of April 1, 2016, there were 40,875,163 shares outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant, or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class (%)
Robert W. Musslewhite	497,338	1.2%
Sanju K. Bansal	63,267	*
Peter J. Grua	17,496	*
Nancy Killefer	9,606	*
Kelt Kindick	17,662	*
Mark R. Neaman	15,504	*
Leon D. Shapiro	11,996	*
LeAnne M. Zumwalt	11,348	*
David L. Felsenthal	209,876	*
Michael T. Kirshbaum	100,153	*
Cormac F. Miller	76,711	*
Richard A. Schwartz	58,540	*
T. Rowe Price Associates, Inc. and other	3,891,404	9.5%
Riverbridge Partners LLC	2,283,780	5.6%
The Vanguard Group	2,876,558	7.0%
TimesSquare Capital Management, LLC	2,462,362	6.0%
BlackRock, Inc.	2,284,393	5.6%
All directors and executive officers as a group (14 people)	1,212,213	2.9%

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of April 1, 2016 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of April 1, 2016 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning T. Rowe Price Associates, Inc. and other is based on a Schedule 13G/A filed with the SEC on February 11, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”) and by T. Rowe Price New Horizons Fund, Inc. (“Price Horizons”). The reporting persons report that, as of December 31, 2015, Price Associates had sole voting power with respect to 624,800 of the shares shown and sole dispositive power with respect to all 3,891,404 shares of the shares shown, and Price Horizons had sole voting power with respect to 2,094,100 of the shares shown and dispositive power over none of the shares shown. The address of the reporting persons is 100 East Pratt Street, Baltimore, Maryland 21202.

The information concerning Riverbridge Partners LLC is based on a Schedule 13G/A filed with the SEC on February 1, 2016, in which the reporting person reports that, as of December 31, 2015, it had sole voting power with respect to 1,896,277 of the shares shown and sole dispositive power with respect to all 2,283,780 of the shares shown. The address of Riverbridge Partners LLC is 80 South Eighth St., Suite 1200, Minneapolis, Minnesota 55402.

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 10, 2016, in which the reporting person reports that, as of December 31, 2015, it had sole voting power with respect to 92,931 of the shares shown and shared voting power with respect to 2,300 of the shares shown, sole dispositive power with respect to 2,783,927 of the shares shown, and shared dispositive power with respect to 92,631 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

The information concerning TimesSquare Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 10, 2016, in which the reporting person reports that, as of December 31, 2015, it had sole voting power with respect to 2,131,352 of the shares shown and sole dispositive power with respect to all 2,462,362 of the shares shown. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

The information concerning BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 25, 2016, in which the reporting person reports that, as of December 31, 2015, it had sole voting power with respect to 2,195,725 of the shares shown and sole dispositive power with respect to all 2,284,393 of the shares shown. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that were exercisable or had vested as of April 1, 2016 or that will become exercisable or will vest within 60 days of April 1, 2016, as follows: Mr. Felsenthal, 169,713 shares; Ms. Killefer, 7,502 shares; Mr. Kirshbaum, 61,719 shares; Mr. Miller, 60,933 shares; Mr. Musslewhite, 257,529 shares; Mr. Neaman, 5,244 shares; Mr. Schwartz, 48,203 shares and all directors and executive officers as a group, 702,603 shares. The shares of common stock shown as beneficially owned do not include shares issuable upon vesting of RSUs as to which the person has irrevocably elected to defer receipt of the shares to a date later than 60 days after April 1, 2016, as follows: Mr. Neaman, 2,592 shares and Ms. Killefer, 6,124 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the company’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the company. The reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to us for fiscal 2015 or written representations that no other reports were required, we believe that, except as indicated in the following sentence, our Section 16(a) reporting persons complied with all filing requirements during fiscal 2015. Each of our non-employee directors identified in this proxy statement filed one late report with respect to a grant of annual equity awards, Cormac Miller, an executive officer, filed one late report with respect to the vesting of his spouse’s RSUs, and Mr. Miller filed one late report with respect to his exercise of options to purchase shares of common stock and his subsequent sale of such option shares.

2017 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Inclusion of Proposals in Proxy Statement for 2017 Annual Meeting.    Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2017 must be received by our corporate secretary at our principal executive offices no later than December 30, 2016. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC under Rule 14a-8.

Bylaw Provisions — Presentation of Proposals at 2017 Annual Meeting.    Under our bylaws, a stockholder wishing to bring a proposal before the stockholders at any annual meeting of stockholders that is not included in our proxy statement must comply with specific notice requirements. For our 2017 annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than February 8, 2017 or later than March 9, 2017. To be in proper form, the stockholder’s notice must set forth the following information:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of common stock, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on our books, and the name and address of such beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified us of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting. The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

If a stockholder submitting a proposal does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal that is sought to be presented by a stockholder directly at our 2017 annual meeting in accordance with the advance notice provisions of our bylaws described above.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by the company under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Other than the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

Whether or not you plan to attend the meeting, please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing, and returning the enclosed proxy or voting instruction card.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.

April 28, 2016

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation, for the periods indicated, of adjusted EBITDA to the most comparable GAAP financial measure.

	Twelve Months Ended December 31,
	2015	2014
Net (loss) income attributable to common stockholders	$(119,014)	$4,790
Effect on revenue of fair value adjustments to acquisition-related deferred revenue	12,499	—
Equity in loss of unconsolidated entities	4,396	9,271
Accretion of noncontrolling interest to redemption value	—	6,253
Provision for income taxes	15,200	10,463
Interest expense	21,121	—
Other expense (income), net	6,499	595
Loss on financing activities	17,398	—
Depreciation and amortization	73,134	39,101
Impairment of capitalized software	8,166	2,086
Goodwill impairment	99,145	—
Acquisition and similar transaction charges	6,610	4,592
Fair value adjustments to acquisition-related earn-out liabilities	(1,665)	(4,700)
Vacation accrual adjustment	(850)	850
Share-based compensation expense	29,093	22,388
Adjusted EBITDA	$171,732	$95,689

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

THE ADVISORY BOARD COMPANY

JUNE 7, 2016

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JUNE 7, 2016:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and annual report on Form 10-K for the fiscal year ended December 31, 2015 are available at https://materials.proxyvote.com/00762W.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	21003030000000000000 0	090414

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the following:				The Board of Directors recommends a vote FOR Proposals 2 and 3:
1. Election of each of the following nominees to the Board of Directors:					FOR	AGAINST	ABSTAIN
2. 3.

Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Approval, by an advisory vote, of The Advisory Board Company’s named executive officer compensation as described in the accompanying Proxy Statement.

					☐ ☐	☐ ☐	☐ ☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Sanju K. Bansal ¡ David L. Felsenthal ¡ Peter J. Grua ¡ Nancy Killefer ¡ Kelt Kindick ¡ Robert W. Musslewhite ¡ Mark R. Neaman ¡ Leon D. Shapiro ¡ LeAnne M. Zumwalt
☐	FOR ALL EXCEPT (See instructions below)

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

THE ADVISORY BOARD COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on June 7, 2016 at the offices of The Advisory Board Company located at 2445 M Street, N.W., Washington, DC 20037, and at any postponements or adjournments thereof and, in their discretion, on any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all director nominees, “FOR” proposals 2 and 3, and in the discretion of said proxies on any other matters properly presented for a vote at the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any postponements or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting.

(Continued and to be signed on the reverse side.)

¢	14475 ¢